Exhibit 10.4(j)

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”), effective as of November 7, 2013 (the “Effective Date”), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (together with its present and future subsidiaries and affiliates, the “Company”), and CORY T. WALKER, a resident of the State of Florida (“Executive”).

BACKGROUND

In connection with Executive’s retirement from the Company in March 2014, the Company and the Executive wish to memorialize their agreement concerning Executive’s remaining period of employment with the Company, and with respect to the period following Executive’s departure from the Company. In recognition of Executive’s distinguished career with, and many contributions to, the success of the Company through a period of more than two decades marked by extraordinary expansion, growth and change, and in recognition of the importance of, and as consideration for, Executive’s agreement to abide by certain post-retirement obligations as set forth in this Agreement following Executive’s departure from the Company, the Company desires to provide Executive the consideration described in this Agreement in return for the agreements of the Executive set forth herein. The date upon which Executive’s retirement from the Company is effective shall be described herein as the “Retirement Date.”

The Company is one of the largest insurance intermediaries in the United States of America and in the world, and the stock of Brown & Brown, Inc. is publicly held and traded on the New York Stock Exchange (NYSE:BRO). Executive has served as the Company’s Chief Financial Officer for 16 of the past 22 years. He is currently Senior Vice President, Treasurer and Chief Financial Officer of Brown & Brown, Inc., and also serves as a director and/or executive officer of nearly all of its direct and indirect subsidiaries or affiliated entities (“Affiliates”), and thus, the rights, benefits and obligations that comprise this Agreement equally extend to the Company’s Affiliates. Additionally, in the course of his career with the Company, he served for a period of years as Profit Center Manager of a retail office of a subsidiary of Brown & Brown, Inc. as well as an insurance producer. By virtue of title, position, experience and tenure, Executive occupies a special and unique position of trust, is one of the named executive officers in the Company’s 2013 Proxy Statement, is an executive officer of the Company and is a member of what is commonly known as the Company’s “Senior Leadership” as well as the group of select Senior Leaders who comprise the Company’s “Executive Leadership Team.”

The Company is in the business of selling and servicing insurance, risk transfer alternatives, and related services including, but not limited to, quoting, proposing, soliciting, selling, placing, providing, servicing and/or renewing insurance, reinsurance, and surety products, as well as loss control, claims administration, risk management, program administration, Medicare secondary payer statute compliance, Social Security disability and Medicare benefits advocacy services (as such products and services may be developed, added by acquisition or modified from time to time, the “Insurance Business”). The term “Insurance Business” is not intended to include the risk-bearing activities of insurance carriers.

The Company, on behalf of itself, its shareholders and its employees, has a compelling interest in maintaining the confidentiality of Confidential Information and/or Trade Secrets (as such terms are defined in Section 5(a) of this Agreement), retaining its employees, and maintaining the customer relationships and business goodwill the Company develops and acquires. By virtue of Executive’s position, Executive has been afforded extensive and intimate knowledge of the Company’s strategic goals, including particularized plans and processes developed by the Company, whether through the Executive’s efforts or otherwise, which are not known to others in the industry and which give the Company and its Affiliates competitive advantage. In addition, Executive has had full access to information concerning the performance and results of various leaders, business units, divisions, profit centers and Affiliates of the Company and information related to the development and execution of strategic plans for the Company and/or its Affiliates. Executive’s role has been such that the Company’s Confidential Information and Trade Secrets have necessarily become inextricably entwined with Executive’s own knowledge and experience.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

TERMS

1. The Executive’s Retirement and Future Relationship.

The provisions constituting the “Background” section above are hereby incorporated into this Agreement as if set forth herein at length.

(a) The Executive’s employment with the Company and its affiliates shall end as of the close of business on the later of (i) March 4, 2014, or (ii) the date the Company files its annual report on Form 10-K for its fiscal year ended December 31, 2013 (the “10-K”) with the Securities and Exchange Commission (the “Retirement Date”). He agrees that, after the Retirement Date, he will make himself available at reasonable times and locations to assist the Company in any transition issues arising from his retirement; such assistance must be reasonably requested by the Company. The Company will reimburse the Executive for reasonable and necessary travel expenses (substantiated as required by the Company policies) arising from such business and customer-related transition services. The level of services that the Executive provides after the Retirement Date shall in no event exceed 20 percent of the average level of services performed by the Executive for the Company during the 36-month period immediately preceding the Retirement Date. Therefore, the services performed by the Executive after the Retirement Date shall not exceed the level of services permitted under Treasury Regulation §1.409A-1(h)(1)(ii) under which the Executive is presumed to have had a “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) on the Retirement Date.

(b) The Executive agrees that he will return to the Company on or before the Retirement Date all property in his possession, custody or control which he obtained from the Company or from any of their customers/potential customers, vendors/potential vendors, merger/acquisition candidates, employees, contractors or consultants including but not limited to the originals and all copies of any documents, files, data or information (electronic or hard-copy), access cards, credit cards, passwords and file-access methods/protocols, computers/laptops/PDAs (including all software and peripherals), cell phones, credit cards and stored documents/files/information, with all documents, files and information being returned unaltered and unencrypted.

(c) The Executive agrees that the Executive has not and will not, directly or indirectly, disparage the Company or the Company’s current or former officers, directors or employees orally, in writing or in any other manner (such as through the use of emails, blogs, photographs, social media (Facebook; Twitter, etc.), etc.) or any other electronic or web-based media). Further, the Executive agrees that he will not make negative statements or comments in any form, manner or medium about the Company or its current or former officers, directors or employees or about his employment by or end of employment with the Company. Executive agrees that, if he receives an inquiry from any media representative about the Company or its current or former officers, director or employees, his employment by the Company or the end of that employment, Executive will not respond but will immediately contact the Company’s General Counsel to inform the Company of the media inquiry.

(d) If the Executive has vested Company stock options or stock appreciation rights that he wants to exercise, he must do so within thirty (30) days of the Retirement Date unless otherwise

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provided in the applicable award agreement(s) and plan document(s). Except as otherwise provided in Section 2(b) below, any unvested Company stock options, stock appreciation rights, restricted stock awards or restricted stock unit awards will be forfeited in accordance with the terms of the Executive’s award agreements with the Company and the applicable Company plan. The Executive understands and agrees that (a) the federal “insider trading” securities laws continue to apply to the Executive notwithstanding his retirement from employment with the Company, (b) the Company’s Insider Trading Policy prohibits the Executive from trading in the Company securities while in possession of material nonpublic information concerning the Company and (c) the prohibition against such trading continues to apply to the Executive after leaving the Company. Therefore, the Executive agrees to abide by the Company trading windows even after leaving the Company until such time as the insider information the Executive possessed, if any, becomes public.

(e) Executive agrees to resign any positions as an officer and director of the Company, including any direct or indirect Company subsidiary, effective as of the Retirement Date. Executive also agrees to sign and deliver to the Company on the Retirement Date a formal letter of resignation in the form attached to this Agreement as Exhibit “A.”

2. The Company’s Obligations to the Executive.

(a) The Company will pay or provide to the Executive the following, all subject to Executive’s continuing satisfactory performance of his duties through the Retirement Date and the Executive’s delivery to the Company on the Retirement Date an additional release in the form of Exhibit “B” hereto in form and substance reasonably satisfactory to the Company and having not revoked the same within 7 days following Executive’s signing and delivering it to the Company:

(i) The Executive’s base salary through the Retirement Date plus non-equity incentive compensation attributable to fiscal year 2013 of an amount and in a manner to be determined by the Company in the ordinary course pursuant to the criteria it would be using to determine such award but for the Executive’s retirement;

(ii) The Executive’s balance (if any) in the Company’s Employee Stock Purchase Plan as of the Retirement Date, according to such plan’s terms and conditions;

(iii) Cash equivalent to one million two hundred fifty thousand dollars ($1,250,000) less withholdings as for wages, payable as follows:

(A) Except as otherwise provided in Sections 2(a)(iii)(B) and (C) below, the cash amount will be paid in four separate payments (with each payment considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A), as follows:

(1) a payment of five hundred thousand dollars ($500,000) to be paid on the earlier of (i) March 14, 2014, if the Executive has been in full compliance with this Agreement or (ii) eight (8) days following the Retirement Date;

(2) a payment of two hundred and fifty thousand dollars ($250,000) to be paid on the first day of the thirteenth (13th) calendar month beginning after the Retirement Date (by way of example, if the Retirement Date is March 4, 2014, such payment would be made April 1, 2015);

(3) a payment of two hundred and fifty thousand dollars ($250,000) to be paid on the first day of the nineteenth (19th) calendar month beginning after the Retirement Date (by way of example, if the Retirement Date is March 4, 2014, such payment would be made October 1, 2015); and

(4) a payment of two hundred and fifty thousand dollars ($250,000) to be paid on the first day of the twenty-fifth (25th) calendar month beginning after the Retirement Date (by way of example, if the Retirement Date is March 4, 2014, such payment would be made April 1, 2016).

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(B) In the event of the Executive’s death after the Retirement Date and prior to the completion of the payments described above in Section 2(a)(iii)(A), any unpaid amount(s) shall be payable in a lump sum within thirty (30) days after the Executive’s death to the personal representative of any estate established for the Executive or as may be otherwise appropriate under applicable law;

(C) In the event of a Change in Control (defined below) after the Retirement Date and prior to the completion of the payments described above in Section 2(a)(iii)(A), any unpaid amount(s) shall be paid to the Executive in a lump sum on or promptly after the date on which the Change in Control occurs. “Change in Control” means the happening of any of the following after the Retirement Date:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiary corporations taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including regulations and applicable guidance thereunder, (the “Exchange Act”)) other than the Company or one of its subsidiary corporations, provided, for the avoidance of doubt, that the sale of a corporation that is a subsidiary of the Company shall not constitute a Change in Control if the subsidiary does not represent substantially all of the properties or assets of the Company and its subsidiaries taken as a whole;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person other than the Company or its subsidiary corporations, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or

(5) the first day on which a majority of the members of the Board of Directors of the Company (the “Board”) are not Continuing Directors. “Continuing Director” means any member of the Board who (1) was a member of the Board on the Retirement Date; or (2) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(D) In the event that the Executive breaches any agreement hereunder, he will forfeit the right to receive any additional payments or benefits from the Company hereunder.

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(iv) promptly after the Retirement Date, the papers necessary for the Executive to elect continuation of any group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and the terms and conditions of the Company’s medical plan; if the Executive elects continued coverage pursuant to COBRA, the Company shall reimburse the Executive for the portion of the COBRA premiums for the Executive’s continued group health insurance coverage under the Company’s medical plan; provided, however, that the Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to federal COBRA law, including, without limitation, the election of such coverage and the timely payment of premiums; provided, further, that no reimbursement shall be made following the effective date of the Executive’s coverage by a health insurance plan of a subsequent employer; provided, further, that no reimbursement shall be paid unless and until the Executive submits proof of payment acceptable to the Company within 30 days after the Executive incurs such expense;

(v) the opportunity to elect the timing of distribution of any existing account balance in the Company’s Employee Savings Plan, according to the terms and conditions of the Employee Savings Plan; the Company will not make any further contribution to the Employee’s account under the Employee Savings Plan after the Retirement Date and he remains responsible for repayment of any loans from his Employee Savings Plan account; and

(vi) distribution of the Employee’s existing account balance, if any, in the Company’s Deferred Compensation Plan, according to the terms and conditions of the Deferred Compensation Plan.

(b) Provided that the Executive remains continuously employed by the Company until the Retirement Date, the Company will waive, effective on the Retirement Date, the remaining time-based employment conditions for vesting of the outstanding shares of performance stock that (i) were granted to the Executive under the Company’s Performance Stock Plan on February 22, 2000, April 1, 2001, and April 1, 2003, and (ii) were awarded in accordance with the terms of the applicable grant agreements and the Performance Stock Plan based on achievement of the specified performance targets. If the Executive’s employment with the Company terminates for any reason prior to the Retirement Date, the Company will not waive the employment conditions for vesting of any outstanding shares of performance stock and all of the Executive’s outstanding shares of performance stock will be forfeited to the extent provided by and in accordance with the terms of the applicable grant agreements. Moreover, no conditions of vesting of any kind will be waived for grants made under equity plans, including without limitation, both the Performance Stock Plan and Stock Incentive Plan, other than the three specified grants, each of which has achieved the performance target required as a condition of vesting, and which would otherwise require approximately one, two and four years more of employment, respectively, in order to satisfy the 15-year time-based vesting condition; rather, the shares represented by such grants shall be forfeited at the Retirement Date. For the avoidance of doubt, nothing contained in this Section 2(b) will affect the operation of any outstanding performance stock grant agreement or Performance Stock Plan provision relating to vesting in the event of a change in control of the Company or the Employee’s death or disability.

(c) The Executive understands and agrees that the monies and benefits described in this Section 2 are the sole financial obligations of the Company to the Executive under this Agreement.

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(d) The Executive agrees that the payment of any monies or benefits under this Agreement are subject to deductions and withholdings as required by law and, further, that he is solely responsible for and will pay all taxes, contributions or other payments to any taxing authority which arise from his receipt of the monies or benefits paid to him under this Agreement.

(e) The Company’s execution and performance of its obligations under this Agreement are specifically conditioned on (a) the Executive’s execution, delivery to the Company and non-revocation of this Agreement; (b) the Executive keeping confidential (other than as expressly provided in this Agreement) the existence and terms of this Agreement from the time he first learns of its terms until he signs this Agreement (if he chooses to sign it); (c) the Executive’s satisfactory performance of his assigned duties until the Retirement Date and any subsequent transition duties requested by the Company pursuant to Section 1(a), above; and (d) the Executive’s compliance with the terms of this Agreement.

3. The Executive’s Release of the Company and Personnel.

(a) In exchange for the monies and benefits given by the Company to the Executive under this Agreement to which he is not otherwise entitled, the Executive agrees, on his own behalf and on behalf of any other person entitled to make a claim on his behalf or through him, that he hereby freely, finally, fully and forever releases and discharges the Company from any and all claims and causes of action of any kind or nature that the Executive once had or now has against the Company, including all claims arising out of the Executive’s employment or end of employment with the Company, whether such claims are now known or unknown to the Executive (“Released Claims”). Released Claims do not include (i) any claims arising from events occurring after the Executive signs this Agreement, (ii) any claims which by law may not be released by the Executive; (iii) any claims of the Executive for vested benefits under the Company’s employee benefit plans; and (iv) any claims related to the Company’s performance of this Agreement. The Executive agrees that it is his intent that the releases of claims being given by him in this Agreement are intended to operate as a general release to the maximum extent permitted by law.

(b) The Executive realizes that there are many laws and regulations relating to employment, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; and various other federal, state and local constitutions, statutes, ordinances, human rights, discrimination, retaliation/whistleblower, wage payment laws, and common laws (including the laws of contract and tort), including any applicable Florida discrimination, retaliation and wage payment laws. The Executive intends to fully and finally release the Company from any and all claims arising under such laws which he has or may have arising from events occurring prior to the date on which he signs this Agreement except as set forth in the next-to-last sentence of Section 3(a), above.

(c) The Executive agrees that he does not now have pending any claims or lawsuits against the Company, that he has not suffered an on-the-job injury for which he has not already filed a claim and that he will not in the future commence or join in any lawsuit against the Company. Further, the Executive waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or retirement from employment with the Company. The Executive affirmatively states that to his knowledge the Company is in compliance with all laws and regulations, and that he will not in the future take a contrary position. Should he take a contrary position, the Executive understands and agrees that any sum of money he receives as a consequence will be immediately due and payable to the Company.

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4. Informed, Voluntary Signature.

(a) The Executive agrees he has had a full and fair opportunity to review this “Transition Agreement” and signs it knowingly, voluntarily and without duress or coercion. Further, in executing this Agreement, the Executive agrees that he has not relied on any representation or statement not set forth in this Agreement and its attachments.

(b) The Executive agrees that he was given an opportunity to consider this “Transition Agreement” and its attachments for twenty-one (21) days before signing it. If he has signed it sooner than twenty-one (21) days after receiving it, the Executive agrees that he has waived the opportunity to review it for that entire period. The Company encourages the Executive to consult an attorney before signing this Agreement.

(c) Federal law requires that (i) this Agreement be revocable by the Executive for seven (7) days following his execution of it and (ii) this Agreement is not effective or enforceable until the seven-day period expires and the Executive has not revoked it. If the Executive wishes to revoke this Agreement, he must send a written notice of revocation to Robert W. Lloyd, Esq., General Counsel of the Company, so it is received not later than the close of business on the seventh day after he signed the Agreement. The Executive understands that, if he revokes this Agreement, he will not receive any of the monies or benefits described in Section 2, except to the extent the Company otherwise is required to provide such monies or benefits as a matter of law.

(d) Notwithstanding anything herein to the contrary, if the Executive has not executed this “Transition Agreement” with all periods of revocation thereof expired as of the Retirement Date, the Executive shall forfeit the right to receive the amounts the Executive would otherwise have been entitled to receive under Section 2(a)(iii). To the extent necessary to comply with Code Section 409A, if the date on which the Company provides this “Transition Agreement” to the Executive and the Retirement Date are in two separate taxable years, any payment of amounts under Section 2(a)(iii) that constitute deferred compensation within the meaning of Code Section 409A shall be payable on the later of (i) the date such payment is otherwise payable under the Agreement, or (ii) the first business day of such second taxable year.

(e) Notwithstanding anything else contained in this Agreement to the contrary, Executive understands that he is not releasing any rights to indemnity from the Company for any claims against him arising out of his capacity or service rendered to the Company (or any of its subsidiaries) that are within the scope of: (a) § 607.0850, Florida Statutes; (b) any similar statute in another relevant jurisdiction or (c) the Bylaws or the Articles of Incorporation of the Company or any of its subsidiaries. It is understood that any such indemnification (which, if appropriate will include advancement of expenses) is contingent upon Executive’s compliance with the standards set forth in the relevant statute, bylaw or provision of the articles of incorporation, as applicable. In particular, the Company may require Executive to sign an undertaking to repay any expenses advanced if he is ultimately found not to be entitled to indemnification pursuant to the relevant statute, bylaw or provision of the articles of incorporation.

5. Confidential Information and Trade Secrets; Post-Retirement Restrictive Covenants; Related Matters.

(a) Confidential Information and Trade Secrets.

(i) The term:

(A) “Confidential Information” means any and all information, observations and data of the Company and/or its Affiliates, regardless of whether kept in a document, electronic storage medium, or in the Executive’s memory, and includes, but is not limited to, all data, compilations, programs, devices, strategies, concepts, ideas or methods concerning or related to:

(1) Non-public financial condition, results of operations, and amounts of compensation paid to officers and employees;

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(2) Material non-public information from or about an issuer of securities (in this case, specifically, Brown & Brown, Inc., NYSE: BRO) that might foreseeably influence Executive or any other Person to purchase or sell securities of such issuer;

(3) Sales training and producer training data and materials including, but not limited to, “Brown & Brown University,” other producer sales schools and leadership development programs sponsored and promoted by Company or its Affiliates;

(4) Strategic plans and studies, marketing programs, and sales programs, and the terms and conditions (including prices) of sales and offers of sales of products and/or services;

(5) The terms, conditions and current status of the agreements and relationships with insurance or reinsurance carriers, intermediaries, managing general agents, vendors, or other entities, including agreements regarding contingent revenue, overrides and supplemental commissions;

(6) Any reports, invoice slips, call logs, phone logs, or other document or thing that contains, lists, references or relates to policy expiration dates and/or effective dates, policy numbers, insurance companies, and/or managing general agents;

(7) The identities and business preferences of insurance or reinsurance carriers, intermediaries, managing general agents, vendors, or any employee or agent thereof with whom the Company or any of its Affiliates communicates, along with the Company’s or its Affiliates’ practices and procedures for identifying Prospective Client Accounts;

(8) The names and identities of any and all Client Accounts and Prospective Client Accounts, including any and all Client Account lists and Prospective Client Accounts, data bases evidencing Client Accounts and Prospective Client Accounts, or other similar compilations evidencing the identities of the Company’s Client Accounts and Prospective Client Accounts;

(9) The terms and conditions of any policies written for any Client Accounts, including the pricing, margins, costs, discounts, commission structure or any other component of pricing;

(10) Personnel information including the productivity and profitability (or lack thereof) of employees, agents, or independent contractors;

(11) The know-how, processes or techniques, regulatory approval strategies, computer programs, data, formulae, compositions, service techniques and protocols, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Company or its Affiliates;

(12) Any communications between the Company, its Affiliates, their respective officers, directors, managers, shareholders, employees, and independent

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contractors, and any attorney retained by the Company or its Affiliates for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in Executive’s representation of the Company or its Affiliates;

(13) Any communications between the Company its Affiliates, their respective officers, directors, managers, shareholders, employees, and independent contractors, and any current or Prospective Client Account, whether or not such communication is recorded on any medium;

(14) Any information regarding M&A Prospects and other merger or acquisition opportunities, any possible, completed or terminated Transactions, and other aspects of the M&A Process including: (1) document templates and examples, (2) term sheets, letters of intent, pro forma income statements, acquisition profiles, agreements, acquisition lists, and related information relating any M&A Prospect, and (3) and the fact that the Company has entered into a non-disclosure agreement, or entertained discussions or requested and received information relating to an actual or potential Transaction with any M&A Prospect (collectively, “M&A Information”); and

(15) Any other matter or thing, whether or not recorded on any medium or kept in the Executive’s memory, (a) by which the Company or its Affiliates derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (b) which gives the Company or its Affiliates an opportunity to obtain an advantage over its competitors who do not know or use the same.

(ii) “Confidential Information” does not include any information that is publicly available (except for such public disclosures made in violation of this Agreement) or any information generally known within the Insurance Business. However, Confidential Information includes the compilation of otherwise public information by the Company for a specific business purpose, where such compilation derives independent economic value in its own right.

(iii) “Transaction” means a possible acquisition transaction (whether by asset acquisition, stock acquisition, merger, or other form of business combination) with such M&A Prospect.

(iv) “M&A Prospect” means any business with which the Company or any of its Affiliates has, directly or indirectly, entertained discussions or requested and received information relating to an actual or potential Transaction by the Company or any of its Affiliates within the two (2)-year period immediately preceding the Retirement Date.

(v) “Trade Secret” shall have the meaning ascribed thereto under the Florida Uniform Trade Secrets Act (or any successor statute), as adopted and in effect on and after the date of this Agreement, and generally means any information that is not generally known, has independent economic value by reason of not being widely known, and as to which the owner of such Trade Secret takes reasonable precautions to protect its secrecy.

(vi) “Client Account” means any person or entity as to whom the Company has engaged in Insurance Business within the preceding twenty-four (24) months of the termination of Employee’s employment with the Company. “Prospective Client Account” means any person or entity as to whom the Company has quoted, proposed, or solicited the sale of Insurance Business within the preceding twenty-four (24) months of the termination of Employee’s employment with the Company.

(vii) the “M&A Process” means, collectively and as the same may be modified from time to time (i) the identification of M&A Prospects; (ii) the negotiation and entry into a non-disclosure, confidentiality, or similar agreement with an M&A Prospect or its representative; (iii) the

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pursuit, receipt, analysis and evaluation of financial, legal, operational, and other information provided by or on behalf of an M&A Prospect to determine whether the Company should pursue a possible Transaction”); (iv) the negotiation of terms with a M&A Prospect and its representatives regarding a possible Transaction; (v) the consummation of a possible Transaction with an M&A Prospect or, alternatively, the termination of discussions regarding a possible Transaction with an M&A Prospect; and/or (vi) the integration and monitoring of the performance of a completed Transaction of an M&A Prospect.

(viii) Executive acknowledges and agrees that the Company is engaged in the highly competitive Insurance Business, and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and use, and maintain the secrecy of, the Confidential Information and/or Trade Secrets. The Company has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its Client Accounts, insurance or reinsurance carriers, managing general agents and/or vendors. If such Confidential Information and/or Trade Secrets were disclosed to another Person or used for the benefit of anyone other than the Company, the Company would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that:

(A) The Confidential Information and/or Trade Secrets are, and at all times hereafter shall remain, the sole and exclusive property of the Company;

(B) Executive shall use Executive’s best efforts and the utmost diligence to guard and protect the Confidential Information and/or Trade Secrets from any unauthorized disclosure to any competitor, Client Account, insurance or reinsurance carrier, managing general agent, and/or vendor of the Company or any other person, firm, corporation, or other entity;

(C) Unless the Company gives Executive prior express permission, during Executive’s employment and following the Retirement Date, Executive shall not use for Executive’s own benefit, or use for or disclose to any competitor, Client Account, insurance or reinsurance carrier, managing general agent, and/or vendor of the Company or any other person, firm, corporation, or other entity, the Confidential Information and/or Trade Secrets as set forth herein including using or disclosing any Confidential Information and/or Trade Secrets to solicit or divert any Insurance Business in respect of any Client Account or Prospective Client Account of the Company for the benefit or account of any Person other than the Company;

(D) Except in the ordinary course of the Company’s business, Executive shall not seek or accept any Confidential Information and/or Trade Secrets from any former, present, or future employee or agent of the Company;

(E) Executive irrevocably assigns to the Company, to the extent permitted by law, all rights, title and interest in and to all work performed, and all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter (whether or not patentable or copyrightable), conceived, developed or created by Executive, alone or with others, during the period of Executive’s employment with the Company, including, but not limited to, all copyrighted, trade secret, patent, trademark and other intellectual property rights (“Creations”), except that this shall not apply to a Creation that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, or trade secret information of Company or Affiliates unless such a Creation (a) relates to the Insurance Business, or actual or demonstrably anticipated research or development of the Company, or (b) results from any work performed by the Executive for Company or Affiliates;

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(F) Following the Retirement Date, Executive shall deliver to the Company, all (A) memoranda, notes, plans, records, reports, computer tapes, printouts and software, and other documents (and copies thereof) relating to the Confidential Information, Trade Secrets, or Creations, or the business of the Company or its Affiliates that Executive may then have in Executive’s possession or control, and (B) other property of the Company or its Affiliates in Executive’s possession or control, whether or not such property constitutes Confidential Information, Trade Secrets or Creations, including keys, security cards, passes, credit cards, marketing literature, and any electronic data stored on a computer. Executive shall not destroy or delete any material, including but not limited to any electronic data stored on a computer, before returning such material or property to the Company or its Affiliates; and

(G) Following the Retirement Date, Executive shall not reverse engineer or derive independently any Trade Secret or Confidential Information of the Company or its Affiliates, nor shall Executive use in any way Executive’s knowledge of any facts pertaining to the Company’s Client Accounts, expiration dates, or the terms and conditions of the Company’s or its Affiliates’ business dealings with its Client Accounts.

(ix) Executive understands that it is the Company’s and its Affiliates’ intention to maintain the confidentiality of their Confidential Information and Trade Secrets notwithstanding that employees or independent contractors of the Company or its Affiliates may have free access to the information for the purpose of performing their duties with the Company, and notwithstanding that employees or independent contractors who are not expressly bound by agreements similar to this agreement may have access to such information for job purposes. Executive acknowledges that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it within the Company by confidential envelope or communication, in order to preserve the confidential nature of the information. To the contrary, Executive understands and agrees that all such information shall be deemed Confidential Information and/or Trade Secrets and Executive shall treat all such information as such.

(x) Executive acknowledges that (A) M&A Information, as well as other Confidential Information, may be deemed to be material non-public information and (B) federal and state securities laws and regulations prohibit any person receiving material non-public information from or about an issuer (in this case the Company) from purchasing or selling securities of such issuer or from disclosing such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

(xi) Executive understands that the Company and its Affiliates have and will receive from time to time confidential or proprietary information from third parties (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment and after the Retirement Date, and without in any way limiting the provisions of this Section 5(a), Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the personnel, consultants and professional advisors of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with Executive’s work for the Company or its Affiliates, any Third Party Information unless expressly authorized in writing by the Board of Directors, the President, and/or the Chief Executive Officer of the Company.

(b) Non-Solicitation Covenant. During Executive’s employment with the Company and for a period of two (2) years following the Retirement Date (the “Restricted Period”), Executive shall not solicit, canvass, divert, accept, propose, quote, sell, service, or otherwise transact, directly or indirectly, in any capacity whatsoever, other than as an employee of the Company during Executive’s employment with the Company, any Insurance Business from or in respect of any Client Account or Prospective Client Account of the Company.

CTW		Brown & Brown, Inc.

(c) Non-Interference Covenants.

(i) During the Restricted Period, Executive agrees not to directly or indirectly, in any capacity whatsoever, interfere or endeavor to interfere with the business relationship between the Company and any Restricted Third Party (as defined below), including but not limited to interference with the continuance of the provision of any goods, products (including insurance or surety products) or services (including insurance, risk management, consulting or other services) by any Restricted Third Party to the Company, either directly or on behalf of any Client Account or Prospective Client Account. The term “Restricted Third Party” means any person, entity or enterprise including any insurer, reinsurer, insurance program, risk pool or other risk-bearing entity or insurance or reinsurance market; or any retail insurance agent, general agent or wholesale insurance broker, (A) who, at any time within the twelve (12) month-period immediately preceding the Retirement Date, was a provider or supplier of goods, products (including insurance, bonds or surety products) or services (including insurance, risk management, consulting or other services) to the Company, either directly or on behalf of Client Accounts or Prospective Client Accounts, excluding suppliers of utilities or goods or services supplied for administrative purposes but including any individual who provided services to the Company by was of a consultancy or other independent contractor arrangement, and (B) with whom Executive dealt to a material extent during that period.

(ii) During the Restricted Period, Executive agrees not to directly or indirectly (A) induce or attempt to induce any M&A Prospect to cease doing or not do a Transaction with the Company or any of its Affiliates, or in any way interfere with the relationship between any such M&A Prospect and the Company or any of its Affiliates, or (B) acquire or invest in (by asset acquisition, equity acquisition, equity subscription, recapitalization, merger, or other form of business combination), attempt to acquire, or arrange, participate in, or facilitate (including by providing any assistance, advice, financing, solicitation, brokerage, or similar services) any acquisition by another Person of, any M&A Prospect.

(d) No Raiding Covenant. During the Restricted Period, Executive agrees that Executive will not directly or indirectly, in any capacity whatsoever, refer or accept for employment or engagement any employee or independent contractor of the Company or any of its Affiliates, and further agrees that Executive will not directly or indirectly solicit, in any capacity whatsoever, or seek to induce any such person to terminate employment or engagement with the Company or its Affiliates for any reason, including to work for Executive or any Person engaged in the Insurance Business in the United States of America.

(e) Non-Compete Covenant.

(i) For a period of twelve (12) months following the Retirement Date, in order to protect Confidential Information and/or Trade Secrets and the Company’s customer relationships and business goodwill, Executive shall not engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of, any person or entity (including the owners, subsidiaries and affiliates of any such entity) engaged in the Insurance Business in the United States of America, provided that Executive may serve as a risk manager or in a similar capacity for a Client Account if in such capacity Executive would not reasonably be considered to be in competition with Company (or any subsidiary of Company, or any assignee thereof).

(ii) For a period commencing twelve (12) months following the Retirement Date and ending eighteen (18) months after the Retirement Date, in order to protect Confidential

CTW		Brown & Brown, Inc.

Information and/or Trade Secrets and the Company’s customer relationships and business goodwill, Executive shall not directly or indirectly, in any capacity whatsoever, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of any of the entities identified in Exhibit “C” hereto.

(iii) For a period commencing eighteen (18) months following the Retirement Date and ending twenty-four (24) months after the Retirement Date, in order to protect Confidential Information and/or Trade Secrets and the Company’s customer relationships and business goodwill, Executive shall not directly or indirectly, in any capacity whatsoever, engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in the business of the entities identified in Exhibit “D” hereto.

(f) Preliminary Activities. The Executive agrees that with respect to each of the time periods in which he is precluded from any activities pursuant to this Section 5, he shall also not directly or indirectly, in any capacity whatsoever, commit to or engage in planning, preparation, communications with third parties or any other activity whatsoever in contemplation or furtherance of potentially later engaging in activities that he is otherwise then precluded from taking pursuant to this Section 5. Notwithstanding the foregoing, with respect to the time periods set forth in Sections 5(e)(i) and (ii), above, this section 5(f) shall not apply in the last three (3) months of such time periods.

(g) Related Matters.

(i) Executive acknowledges and agrees that: (A) the Company has recognized Executive’s merit and has promoted, elevated and enhanced Executive to the executive leadership of the Company; (B) the Company has permitted and encouraged Executive’s interaction and the development of relationships with persons and entities in the Insurance Business and third party stock analysts, Company shareholders and Company directors; (C) the Company has long-term relationships with its Client Accounts and Restricted Third Parties and that those relationships were in many instances developed at considerable expense and difficulty to the Company over several years of close and continuing involvement and that the Company is acquiring at considerable expense the benefits and goodwill associated with such relationships; (D) Executive has carefully considered, and agrees that the provisions of this Section 5 are fair, reasonable, and not unduly restrictive on Executive, and do not preclude Executive from earning a livelihood or unreasonably impose limitations on Executive’s ability to earn a living; (E) the potential harm to the Company and its Affiliates of the non-enforcement of any provision of this Section 5 outweighs any potential harm to Executive of its enforcement by injunction or otherwise; and (F) Executive has had an opportunity to obtain legal advice before agreeing to these terms.

(ii) Executive agrees that the Company shall have the right to communicate the terms of this Section 5 after the Retirement Date to any prospective or current employer of Executive. Executive waives any right to assert any claim for damages against Company or any officer, employee or agent of the Company arising from such disclosure of the terms of this Agreement.

(iii) In the event of a breach or threatened breach of the provisions of this Section 5, the Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Executive understands and agrees that without such protection, the Company’s business would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.

(iv) Executive acknowledges that the purposes of this Section 5 would be frustrated by measuring the period of restriction from the Retirement Date where Executive failed to honor the Agreement during the Restricted Period, as applicable, until directed to do so by court order. Therefore, should Executive violate this Agreement and should legal proceedings have to be brought by the Company against Executive to enforce this Agreement, the period of restriction under this Section 5 shall be deemed to be extended for a period equal to the period of violation by Executive.

CTW		Brown & Brown, Inc.

(v) The provisions of this Section 5 shall be independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Section 5 by the Company.

(vi) It is the intention of the Parties that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. In furtherance of the foregoing, the Parties further agree that if a court of competent jurisdiction declares any of the covenants set forth in this Section 5 unenforceable, then such court shall be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with the foregoing, if any provision of this Section 5 shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law. This Agreement does not relieve the Executive of other legal responsibilities and liabilities that Executive has to the Company under applicable state and federal statutes and common law. Instead, Executive acknowledges that this Agreement only creates additional rights and responsibilities for protecting the Company’s interests.

6. Waivers, Modifications and Amendments. No waiver or modification or amendment of this Agreement or of any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the Party to be charged therewith.

7. Notices. Notices shall be addressed as indicated below, or to such other addressee or to such other address as may be designated by either Party:

If to the Company:	Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attention: Robert W. Lloyd, General Counsel Facsimile No.: (386) 239-7293 E-mail: rlloyd@bbins.com

If to Executive:	To the most current residence address on file with the Company.

8. Assignment and Enforcement. Executive agrees that Company may freely assign this Agreement or any of its rights or privileges hereunder to any Person, including to any (a) Affiliate of the Company or (b) Person in connection with any sale or transfer of some or all of Company’s assets or subsidiary corporations, Company’s sale of a controlling interest in the Company’s stock, or the merger or other business combination by Company with or into any business entity. Executive further agrees to be bound by the provisions of this Agreement for benefit of the Company or any Affiliate thereof to whose employ Executive may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. No assignment, consent by Executive, or notice to Executive shall be required to render this Agreement enforceable by any assignee, transferee, or successor. The Company’s assignees, transferees, or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including the restrictive covenants set forth in Section 5. Executive’s services hereunder are personal in nature, and Executive may not assign or delegate Executive’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and permitted assigns. Other than as contemplated in this Section 8, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.

CTW		Brown & Brown, Inc.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

10. Jurisdiction and Venue. This Agreement is entered into between Executive and Company in Volusia County, Florida, and becomes binding on the parties in Volusia County, Florida. Should Executive execute this Agreement at any location other than Volusia County, Florida, Executive hereby acknowledges that such was for the sole convenience of the Executive, and Executive hereby waives any claim that the situs of this Agreement is any place other than Volusia County, Florida. Any litigation or other proceeding (“Proceeding”) arising out of, under or relating to this Agreement shall be brought, prosecuted and maintained in either (a) the courts of the State of Florida, County of Volusia, or (b) if it has or can acquire jurisdiction, the United States District Court for the Middle District of Florida, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any such Proceeding in any other court. The Parties agree that either or both of them may file a copy of this Section 10 with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Each Party agrees that the chosen exclusive forums are reasonable and shall not be so inconvenient that such Party will, for all practical purposes, be deprived of such Party’s day in court. Process in any Proceeding referred to in the first sentence of this Section 10 may be served on any Party anywhere in the world.

11. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATED TO OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, AND/OR THE SEPARATION OF EXECUTIVE FROM EMPLOYMENT WITH THE COMPANY. THE PARTIES UNDERSTAND AND AGREE THAT, BY SIGNING THIS AGREEMENT, ANY LAWSUIT RELATING TO EXECUTIVE’S EMPLOYMENT, OR ANY SEPARATION, WILL BE HEARD BY A JUDGE, RATHER THAN A JURY.

12. Miscellaneous.

(a) Waiver. The waiver by Executive, on the one hand, or the Company, on the other hand, of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach by the other Party.

(b) Entire Agreement. This Agreement, including all of the Exhibits hereto which are hereby incorporated herein, constitutes the entire agreement, and supersedes all prior employment agreements (including that certain “Employment Agreement” between Executive and the Company executed August 1, 1994) or other agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof. Any prior agreement between the Parties or their respective Affiliates with respect to the subject matter hereof shall be of no further force and effect, and to the extent of any such prior agreements, this Agreement shall be deemed a novation, good and sufficient consideration for which is acknowledged by all Parties. Notwithstanding the foregoing, if Executive was a party to any employment, non-competition, non-piracy, non-solicitation or confidentiality agreement with any Affiliate of the Company immediately prior to Executive’s employment with Company, nothing herein shall waive or release Executive’s post-employment obligations arising under such agreement.

CTW		Brown & Brown, Inc.

(c) No Strict Construction; Descriptive Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference to the “discretion” of a Party shall mean the sole judgment or discretion of such Party.

(d) Executive’s Cooperation. Following the Retirement Date, Executive shall cooperate with the Company and its Affiliates with respect to matters requiring a vote of shareholders at the 2014 Annual Shareholders’ Meeting and with respect to any disputes with third parties, internal investigation, or administrative, regulatory, or judicial proceeding, and with other matters as reasonably requested by the Company or its Affiliates (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). If Executive is subpoenaed or is required to testify or provide a deposition or discovery about the Company or its current or former officers, directors or employees, his employment by the Company or the end of that employment, he agrees to contact the Company’s General Counsel about the subpoena/demand as promptly as is reasonably possible. Further, Executive agrees to meet and cooperate with the Company’s attorneys in preparation for such testimony (and, of course, he will at all times testify truthfully). If the Company requires Executive’s cooperation in accordance with this Section 12(d) after the Retirement Date, the Company shall reimburse Executive for reasonable travel expenses (substantiated as required by the Company policies).

(e) Business Days. If any time period for giving notice or taking action hereunder expires on a Saturday, Sunday, or holiday observed in the State of Florida, the time period shall be automatically extended to the next business day.

(f) Tax Withholding; Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive (including withholding shares of other equity securities in the case of issuances of equity by the Company or any of its Affiliates) any federal, state, local, or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates, including wages, bonuses, distributions, the receipt or exercise of equity options, and/or the receipt or vesting of restricted equity. If any such deductions or withholdings are not made, Executive shall indemnify, defend, and hold harmless the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties, and related expenses thereto. For avoidance of doubt, for purposes of this Section 12(f), “Taxes” shall exclude the Company’s or any Affiliate’s portion of any payroll taxes.

(g) If one or more Section(s) of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(h) The Executive and the Company agree that the disclosure of this document is required by law, and is expected to occur in connection with the filing of the Company’s 2013 Annual Report on Form 10-K, which is expected to be filed no later than March 3, 2014. Unless required by law or by a court of competent jurisdiction, it is agreed that this document shall remain confidential until such time as it is filed, and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties hereto, and it is further agreed that any portions of the document not required to be publicly disclosed shall remain confidential.

CTW		Brown & Brown, Inc.

(i) Code Section 409A. This Agreement and the monies and benefits provided hereunder are intended to qualify for an exemption from Code Section 409A, where applicable, provided, however, that if this Agreement and the monies and benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, or local law. Neither the Company nor its directors, officers, employees or advisers shall be liable to Employee (or any other individual claiming a benefit through Employee) for any tax, interest, or penalties Employee may owe as a result of monies or benefits paid under this Agreement, and the Company shall have no obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Code Section 409A. With respect to the payments provided by Section 2(a)(iii) of this Agreement upon, the Employee’s employment shall be treated as terminated if the termination meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l). Notwithstanding anything to the contrary contained in this Agreement, if (a) Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (b) any payment provided by Section 2(a)(iii) does not qualify for exemption from Code Section 409A under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4), then any payments that are not exempt from Code Section 409A shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (i) the first day of the seventh month following Employee’s termination of employment, or (ii) Employee’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of termination of Executive’s employment, and the Company will pay the payments, if any, on and after the first day of the seventh month following the date of termination of Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement. Each payment pursuant to Section 2(a)(iii) shall be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A.

(j) Counterparts. This Agreement may be executed in counterparts, all of which together shall comprise one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Transition Agreement effective as of the date first written above.

EXECUTIVE		BROWN & BROWN, INC.

/s/ Cory T. Walker		By:	/s/ Laurel L. Grammig
Cory T. Walker

Date Signed:	November 7, 2013	Name:	Laurel L. Grammig

		Date Signed:	November 7, 2013

CTW		Brown & Brown, Inc.

EXHIBIT “A”

(letter addressed to the Corporate Secretary)

I, Cory T. Walker, hereby resign as Chief Financial Officer of Brown & Brown, Inc., a Florida corporation (“Company”), effective immediately. I also hereby resign any and all officer and director positions that I may have with the Company and any direct or indirect subsidiary of the Company. In addition, I agree to sign in the future any reasonable documents that are necessary or desired to effect such resignations from the Company and its direct or indirect subsidiaries. This will confirm that my resignation is not due to any disagreement with such entity relating to the Company’s operations, policies or procedures.

Respectfully,

Cory T. Walker

Ex. A-1
CTW		Brown & Brown, Inc.

EXHIBIT “B”

SUPPLEMENT TO A TRANSITION AGREEMENT

THIS SUPPLEMENT TO A TRANSITION AGREEMENT (this “Supplement”) is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (together with its present and future subsidiaries and affiliates, the “Company”), and CORY T. WALKER, a resident of the State of Florida (“Executive”).

BACKGROUND

In connection with Executive’s retirement from the Company, the Company and the Executive executed and delivered a Transition Agreement dated as of November     , 2013 (the “Agreement”), pursuant to which, among other things, the Company was to provide certain monetary and other benefits to the Executive under certain circumstances, including his execution and nonrevocation of this Supplement to such Agreement.

NOW, THEREFORE, the Company and the Executive, intending to legally abound, agree as follows:

1. The Executive’s Release of the Company and Personnel.

(a) In exchange for the monies and benefits given by the Company to the Executive under the Agreement to which he is not otherwise entitled, the Executive agrees, on his own behalf and on behalf of any other person entitled to make a claim on his behalf or through him, that he hereby freely, finally, fully and forever releases and discharges the Company from any and all claims and causes of action of any kind or nature that the Executive once had or now has against the Company, including all claims arising out of the Executive’s employment or end of employment with the Company, whether such claims are now known or unknown to the Executive (“Released Claims”). Released Claims do not include (i) any claims which by law may not be released by the Executive; (ii) any claims of the Executive for vested benefits under the Company’s employee benefit plans; and (iii) any claims related to the Company’s performance of the Agreement. The Executive agrees that it is his intent that the releases of claims being given by him in this Supplement are intended to operate as a general release to the maximum extent permitted by law.

(b) The Executive realizes that there are many laws and regulations relating to employment, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; and various other federal, state and local constitutions, statutes, ordinances, human rights, discrimination, retaliation/whistleblower, wage payment laws, and common laws (including the laws of contract and tort), including any applicable Florida discrimination, retaliation and wage payment laws. The Executive intends to fully and finally release the Company from any and all claims arising under such laws which he has or may have arising from events occurring prior to the date on which he signs this Supplement except as set forth in the next-to-last sentence of the preceding paragraph above.

(c) The Executive agrees that he does not now have pending any claims or lawsuits against the Company, that he has not suffered an on-the-job injury for which he has not already filed a claim and that he will not in the future commence or join in any lawsuit against the Company. Further, the Executive waives his right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation

Ex. B-1
CTW		Brown & Brown, Inc.

from employment with the Company. The Executive affirmatively states that to his knowledge the Company is in compliance with all laws and regulations, and that he will not in the future take a contrary position. Should he take a contrary position, the Executive understands and agrees that any sum of money he receives as a consequence will be immediately due and payable to the Company.

2. Informed, Voluntary Signature.

(a) The Executive agrees he has had a full and fair opportunity to review this “Supplement To A Transition Agreement” and signs it knowingly, voluntarily and without duress or coercion. Further, in executing this Supplement, the Executive agrees that he has not relied on any representation or statement not set forth in this Supplement.

(b) The Executive agrees that he was given an opportunity to consider this “Supplement To A Transition Agreement” for twenty-one (21) days before signing it. If he has signed it sooner than twenty-one (21) days after receiving it, the Executive agrees that he has waived the opportunity to review it for that entire period. The Company encourages the Executive to consult an attorney before signing this Supplement.

(c) Federal law requires that (i) this Supplement be revocable by the Executive for seven (7) days following his execution of it and (ii) this Supplement is not effective or enforceable until the seven-day period expires and the Executive has not revoked it. If the Executive wishes to revoke this Supplement, he must send a written notice of revocation to Robert W. Lloyd, Esq., General Counsel of the Company, so it is received not later than the close of business on the seventh day after he signed the Supplement. The Executive understands that, if he revokes this Supplement, he will not receive any of the monies or benefits described in Section 2 of the Agreement, except to the extent the Company otherwise is required to provide them as a matter of law.

(d) Notwithstanding anything herein to the contrary, if the Executive has not executed this “Supplement To A Transition Agreement” with all periods of revocation thereof expired as of the eighth (8th) day following the Retirement Date (the “Required Release Date”), the Executive shall forfeit the right to receive the amounts the Executive would otherwise have been entitled to receive under Section 2(a)(iii) of the Agreement. To the extent necessary to comply with Code Section 409A, if the Retirement Date and the Required Release Date are in two separate taxable years, any payment of amounts under Section 2(a)(iii) of the Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be payable on the later of (i) the date such payment is otherwise payable under the Agreement, or (ii) the first business day of such second taxable year.

(e) Notwithstanding anything else contained in this Agreement to the contrary, Executive understands that he is not releasing any rights to indemnity from the Company for any claims against him arising out of his capacity or service rendered to the Company (or any of its subsidiaries) that are within the scope of: (a) § 607.0850, Florida Statutes; (b) any similar statute in another relevant jurisdiction or (c) the Bylaws or the Articles of Incorporation of the Company or any of its subsidiaries. It is understood that any such indemnification (which, if appropriate will include advancement of expenses) is contingent upon Executive’s compliance with the standards set forth in the relevant statute, bylaw or provision of the articles of incorporation, as applicable. In particular, the Company may require Executive to sign an undertaking to repay any expenses advanced if he is ultimately found not to be entitled to indemnification pursuant to the relevant statute, bylaw or provision of the articles of incorporation.

3. Miscellaneous. This Supplement cannot be signed by the Executive sooner than his last day of employment at the Company. Capitalized Terms used herein and not otherwise defined shall have the meaning given them in the Agreement. The provisions constituting the “Background” section above are hereby incorporated into this Supplement as if set forth herein at length.

Ex. B-2
CTW		Brown & Brown, Inc.

IN WITNESS WHEREOF, the Parties have executed this Supplement to a Transition Agreement effective on the date written above.

EXECUTIVE	BROWN & BROWN, INC.

By:
Cory T. Walker

Date Signed:	Name:

Date Signed:

Ex. B-3
CTW		Brown & Brown, Inc.

EXHIBIT “C”

[Reference Non-Compete Covenant - 5(e)(ii)]

Alliant Insurance Services

Aon plc

Arthur J. Gallagher & Co

AssuredPartners.

BB&T Corporation

BB&T Insurance Services, Inc.

GTCR

Hellman & Friedman LLC

HUB International

KKR & Co. L.P

Marsh & McLennan Companies

Wells Fargo & Company

Willis Group Holdings plc

And any company owning, owned by or under common ownership with, such entities.

Ex. C-1
CTW		Brown & Brown, Inc.

EXHIBIT “D”

[Reference Non-Compete Covenant - 5(e)(iii)]

GTCR

AssuredPartners

And any person or entity owning, or entity owned by or under common ownership with, such entities.

Ex. D-1
CTW		Brown & Brown, Inc.